Exhibit 99.13

Piedra Energy III, LLC and Subsidiary

Consolidated Comparative Financial Reports

March 31, 2023

CONTENTS

Page

Independent Auditor’s Review Report	1

Consolidated Financial Statements

Consolidated Balance Sheets	3

Consolidated Statements of Operations (Unaudited)	5

Consolidated Statements of Members’ Equity (Unaudited)	6

Consolidated Statements of Cash Flows (Unaudited)	7 - 8

Notes to Consolidated Financial Statements (Unaudited)	9 - 26

Consolidated Financial Statements

Piedra Energy III, LLC and Subsidiary

Consolidated Balance Sheets

ASSETS

	MARCH 31, 2023 Unaudited	DECEMBER 31, 2022
CURRENT ASSETS
Cash and cash equivalents	$12,525,696	$17,036,624
Accounts receivable - oil and gas sales	27,765,711	25,814,485
Accounts receivable - joint interest owners	895,392	120,943
Accounts receivable - related parties	57,849,415	41,892,522
Prepaid expenses and other	79,301	22,148
Derivative assets	1,736,220	1,086,000

Total current assets	100,851,735	85,972,722

OIL AND GAS PROPERTIES, successful efforts method
Proved properties	402,711,369	401,496,776
Lease and well equipment	89,362,009	88,428,352
Wells in progress	69,823,798	19,529,807
Tubular stock	31,071,740	25,531,809

Less: accumulated depletion, depreciation, amortization and impairment	(129,033,128)	(109,467,355)

Oil and gas properties, net	463,935,788	425,519,389

NON-CURRENT ASSETS
Deferred financing costs, net	1,737,800	1,837,764
Goodwill	1,637,642	1,637,642
Operating lease, right-of-use asset, net	—	852,522
Other property and equipment, net	—	817,143

Total non-current assets	3,375,442	5,145,071

TOTAL ASSETS	$568,162,965	$516,637,182

The Notes to the Consolidated Financial Statements are an integral part of these statements.

	MARCH 31, 2023 Unaudited	DECEMBER 31, 2022
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$55,652,798	$56,380,180
Revenue payable	12,092,227	9,727,374
Operating lease liability, current	—	239,869

Total current liabilities	67,745,025	66,347,423

NON-CURRENT LIABILITIES
Asset retirement obligations	12,774,667	12,038,651
Operating lease liability, long-term	—	622,979
Deferred state margin tax liability	2,409,433	2,070,340
Line of credit	100,000,000	100,000,000

Total non-current liabilities	115,184,100	114,731,970

MEMBERS’ EQUITY	385,233,840	335,557,789

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$568,162,965	$516,637,182

Piedra Energy III, LLC and Subsidiary

Consolidated Statements of Operations (Unaudited)

Three Months Ended March 31, 2023 and 2022

	2023	2022
REVENUES
Oil sales	$81,352,676	$47,299,382
Natural gas sales	2,148,804	2,090,811
Realized and unrealized gain/(loss) on derivative contracts, net	650,220	(9,729,303)

Total revenues	84,151,700	39,660,890

EXPENSES
General and administrative expenses	377,013	453,698
Oil and gas production costs	6,736,439	3,911,840
Oil and gas production taxes	4,064,693	2,440,282
Depreciation, depletion and amortization	19,667,816	9,002,678
Lease expense	76,762	25,587
Accretion of asset retirement obligation	137,947	115,007

Total expenses	31,060,670	15,949,092

OPERATING INCOME	53,091,030	23,711,798

OTHER INCOME/(EXPENSE)
Other income	2,128	—
Interest expense	(2,341,108)	(300,816)

Total other expense	(2,338,980)	(300,816)

NET INCOME BEFORE TAXES	50,752,050	23,410,982

MARGIN TAX	339,093	145,278

NET INCOME	$50,412,957	$23,265,704

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Piedra Energy III, LLC and Subsidiary

Consolidated Statements of Members’ Equity (Unaudited)

Three Months Ended March 31, 2023 and 2022

BALANCE, January 1, 2022	$184,826,530

Net income	23,265,704

BALANCE, March 31, 2022	$208,092,234

BALANCE, January 1, 2023	$335,557,789

Net income	50,412,957

Distributions to members - non cash	(736,906)

BALANCE, March 31, 2023	$385,233,840

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Piedra Energy III, LLC and Subsidiary

Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2023 and 2022

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$50,412,957	$23,265,704
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	19,667,816	9,002,678
Amortization of deferred financing costs	99,964	8,236
Increase in deferred state tax liability	339,093	145,278
Accretion of asset retirement obligation	137,947	115,007
Market value adjustment for derivative instruments	(650,220)	6,854,054
Changes in operating assets and liabilities
Accounts receivable - oil and gas sales	(1,951,226)	(15,327,124)
Right of use asset	60,242	18,736
Accounts receivable - related parties	(26,956,893)	821,896
Accounts receivable - joint interest owners	(774,448)	(296,792)
Accounts payable and accrued liabilities	875,919	15,594,516
Operating lease liability	(46,456)	(17,706)
Prepaid expenses and other	(103,071)	(57,045)

Net cash provided by operating activities	41,111,624	40,127,438

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of oil and gas properties	(56,622,552)	(51,560,784)

Net cash used in investing activities	(56,622,552)	(51,560,784)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt	—	10,000,000
Principal payments on related party note payable	—	(16,030)
Advances and repayments on related party borrowings, net	11,000,000	13,000,000

Net cash provided by financing activities	11,000,000	22,983,970

Net change in cash and cash equivalents	(4,510,928)	11,550,624

CASH AND CASH EQUIVALENTS, beginning of period	17,036,624	1,804,415

CASH AND CASH EQUIVALENTS, end of period	$12,525,696	$13,355,039

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Piedra Energy III, LLC and Subsidiary

Consolidated Statement of Cash Flows (Unaudited) Continued

Three Months Ended March 31, 2023 and 2022

	2023	2022
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Capital expenditures accrued in accounts payable at period-end	$51,099,755	$227,702

Addition to proved properties for increase in asset retirement obligation liability	$—	$546,712

Operating lease, right of use asset and associated liability	$—	$1,045,284

Distribution of net assets to new entity	$736,906	$—

OTHER SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$2,108,608	$202,118

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note	1. Summary of Significant Accounting Policies

Organization and Nature of Operations

Piedra Energy III, LLC and Subsidiary (Piedra, the Company) is a Delaware limited liability company formed May 30, 2014 to acquire, maintain, drill, develop, and operate oil and gas interests in the continental United States. The majority of the Company’s operations are located in the Permian Basin.

The Company is owned by EnCap Energy Capital Fund IX, L.P. (96.178%, EnCap) and Piedra Resources III, LLC (3.822%, Management Member), which is owned by certain members of management (collectively, with EnCap, the Investor Group or Members). Management Member manages the Company on behalf of the other Members. A five-member board of managers governs the actions of the Company. Under the terms of the Limited Liability Company Agreement (the Agreement), the Investor Group has committed to contribute up to $328.0 million between the Company and Rock River Minerals, LP (Rock River), an entity under common control. Of this commitment amount, the Investor Group contributed approximately $114.7 million to the Company through March 31, 2023 and 2022. The term of the Company is to continue until terminated by the board of managers and/or per the terms of the Agreement.

Piedra Operating, LLC (Operating) acts as the operator of the properties owned by the Company in accordance with the terms of a service and operating agreement, by which Piedra Energy III, LLC is bound with the assignment of 100% of the membership interests, effective May 30, 2014.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Piedra Energy III, LLC and its wholly owned subsidiary, Piedra Operating, LLC. Effective May 30, 2014, Piedra Energy II, LLC, a commonly controlled related party, assigned all membership interests in Piedra Operating, LLC to the Company. Piedra Operating, LLC consisted of other property and equipment and tubular stock as of the assignment date. These transactions were appropriately accounted for at net book value between the related parties. All inter-company accounts and transactions between Piedra Energy III, LLC and Piedra Operating, LLC were eliminated in consolidation.

Estimates and Uncertainties

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Significant assumptions are required in the valuation of proved oil and gas reserves which may affect the amount at which oil and gas properties, provisions for depreciation, depletion and amortization, and impairment of oil and gas properties are recorded. Estimation of asset retirement obligations is based on estimates regarding the timing and cost of future asset abandonments. Estimation of production volumes near period end is required in order to determine the amount of oil and gas revenue receivable at period end. It is possible these estimates could be revised in the near-term and these revisions could be material.

Reclassifications

Certain reclassifications have been made to the December 31, 2022 balance sheet to conform to the current year presentation.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

Oil and Gas Properties

The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities. Costs incurred by the Company related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful. Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs are charged to expense as incurred. Gains and losses arising from sales of properties are generally included as income.

Capitalized acquisition costs attributable to proved oil and gas properties are depleted by field using the unit-of-production method based on proved reserves. Capitalized exploration well costs and development costs, including asset retirement obligations, are amortized similarly by field, based on proved developed reserves. Depreciation, depletion and amortization expense for oil and gas producing property and related equipment was $19,565,773 and $8,742,960 for the quarters ended March 31, 2023 and 2022, respectively. The Company had capitalized costs related to proved properties and related equipment of $492,073,378 and $489,925,128 at March 31, 2023 and December 31, 2022, respectively.

Capitalized costs are evaluated for impairment in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 360 (ASC Topic 360), Accounting for the Impairment or Disposal of Long Lived Assets, whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with applicable forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that Company management believes will impact realizable prices.

To determine if a depletable unit is impaired, the carrying value of the depletable unit is compared to the undiscounted future net cash flows by applying management’s estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property and deducting future costs. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves. For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value. No impairment was recognized for the quarters ended March 31, 2023 and 2022.

Costs of unproved properties at March 31, 2023 and December 31, 2022 represent amounts related to lease and well equipment and intangible drilling costs for wells in progress. Unproved oil and gas lease terms are generally for a period of three to five years. In most cases, the term of the unproved leases can be extended by paying delay rentals, meeting contractual drilling obligations or by producing reserves on the leases. As properties are evaluated through exploration, they will be included in the amortization base. Unproved properties are assessed periodically to determine whether they have been impaired. The prospects and their related costs are evaluated individually.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

The Company maintains tubular stock purchased for use in the course of exploration, development and production of oil and gas. Tubular stock is carried at cost and reviewed periodically for impairment, if indicators exist, at which point the Company will recognize an impairment expense for the difference between the fair value and carrying value of the tubular stock. The cost basis of tubular stock to be utilized is depleted as a component of oil and gas properties once the tubular stock is used in drilling or other capitalized operations.

Revenue Recognition

Recognition of revenue involves a five step approach including identifying the contract, identifying the separate performance obligations, determining the transaction price, allocating the price to the performance obligations and recognizing revenue as the obligations are satisfied.

Revenues from the Company’s royalty and non-operated working interest properties are recorded under the cash receipts approach as directly received from the remitters’ statement accompanying the revenue check. Since the revenue checks are generally received two to four months after the production month, the Company accrues for revenue earned but not received by estimating production volumes and product prices. Any identified differences between its revenue estimates and actual revenue received historically have not been significant.

The Company does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-l0-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

In accordance with ASC Topic 606, the Company records transportation and processing costs that are incurred after control of its product has transferred to the customer as a reduction of “Oil and gas sales” in the Consolidated Statement of Operations. Prior to the adoption of ASC Topic 606, these transportation and processing costs were recorded as an expense within “Marketing expense” on the Consolidated Statements of Operations. There was no impact to net income or retained earnings as a result of adopting ASC Topic 606.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.

Accounts Receivable

The Company sells oil and gas to various customers and participates with other parties in the drilling, completion and operation of oil and gas wells. Joint interest owner receivables and oil and gas sales receivables related to these operations are generally unsecured. The Company determines joint interest owner accounts receivable allowances based on management’s assessment of the creditworthiness of the joint interest owners and the Company’s ability to realize the receivables through netting of anticipated future production revenues. The Company had no allowance for doubtful accounts at March 31, 2023 and December 31, 2022 respectively based on the expectation that all receivables will be collected. The Company has not realized bad debt expense during the quarters ended March 31, 2023 and 2022. The opening balances of customer accounts receivable on January 1, 2023 and January 1, 2022 were $23,686,325 and $8,359,201, respectively.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

Deferred Financing Costs

Deferred financing costs consist of fees incurred to secure debt financing and are amortized over the life of the related loans using the straight-line method. Deferred financing costs were $1,737,800 and $1,837,764, net of accumulated amortization of $298,980 and $199,016 at March 31, 2023 and December 31, 2022, respectively. Amortization of deferred financing costs totaled $237,449 and $8,236 for the quarters ended March 31, 2023 and 2022, respectively, of which $8.236 relates to a previous credit facility which was repaid during 2022. The amortization was recorded as interest expense in the Consolidated Statements of Operations.

Other Property and Equipment

Other property and equipment is stated at cost. Repairs and maintenance are charged to expense as incurred, with additions and improvements being capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the Consolidated Statement of Operations.

Depreciation is provided based on the straight-line method based on the estimated useful lives of the depreciable assets as follows:

Leasehold improvements	4.5 - years
Computer hardware and software	5 - years
Websites	5 - years
Vehicles	5 - years
Office equipment	5 - years
Furniture and fixtures	7 - years

Depreciation expense for other property and equipment totaled $102,043 and $259,718 for the quarters ended March 31, 2023 and 2022, respectively. Note 3 – Other Property and Equipment, presents the components of other property and equipment.

Accounts Payable

Accounts payable includes obligations incurred in the ordinary operation of the business for services performed and products received.

Derivative Financial Instruments

The Company’s derivative financial instruments are used to manage commodity price risk attributable to expected oil and gas production. While there is risk the financial benefit of rising oil and gas prices may not be captured, the Company believes the benefits of stable and predictable cash flows outweigh the potential risks.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

The Company accounts for derivative financial instruments using fair value accounting and recognizes gains and losses in earnings during the period in which they occur. Unsettled derivative instruments are recorded in the accompanying consolidated balance sheets as either a current or non-current asset or a liability measured at its fair value. The Company only offsets derivative assets and liabilities for arrangements with the same counterparty when right of setoff exists. Derivative assets and liabilities with different counterparties are recorded gross in the consolidated balance sheet. Derivative contract settlements are reflected in operating activities in the accompanying consolidated statement of cash flows.

The Company uses certain pricing models to determine the fair value of its derivative financial instruments. Inputs to the pricing models include publicly available prices and forward price curves generated from a compilation of data gathered from third parties. Company management validates the data provided by third parties by understanding the pricing models used, obtaining market values from other pricing sources, analyzing pricing data in certain situations and confirming that those securities trade in active markets.

Asset Retirement Obligations

The Company accounts for its asset retirement obligations in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations (ASC Topic 410). Asset retirement obligations consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with oil and gas properties. A liability is recorded when the fair value of the asset retirement obligation can be reasonably estimated and is recognized in the period in which a legal obligation is incurred. The liability amounts are based on retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the credit adjusted risk-free rate of interest.

The asset retirement obligation is recorded at its estimated present value as of the obligation’s inception with an offsetting increase to proved properties in the consolidated balance sheet. This addition to proved properties represents a non-cash investing activity for presentation in the consolidated statement of cash flows. After initially recording the liability, it accretes for the passage of time, with the increase reflected as accretion expense in the consolidated statement of operations.

Income Taxes

The Company is a limited liability company, and therefore will be treated as a flow-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the Members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision has been made in the consolidated financial statements of the Company since the income tax is an obligation of the Members.

As the Company is not subject to federal income tax, but is subject to state margin tax, provisions for state margin taxes are based on taxes payable for the current period and deferred taxes on temporary differences between the amount of taxable margin and pretax financial income, and between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted state margin tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for state margin taxes. At March 31, 2023 and December 31, 2022, the Company’s liability for deferred state margin tax is $2,409,433 and $2,070,340, respectively.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

The Company follows the provisions of FASB ASC Topic 740, Income Taxes (ASC Topic 740), relating to accounting for uncertainties in income taxes. ASC Topic 740 clarifies the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC Topic 740 requires that the Company recognize in its consolidated financial statements the financial effects of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position.

ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure. Tax positions taken related to the Company’s pass-through status and those taken in determining its state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company would more likely than not be sustained upon examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax positions.

Under the centralized LLC audit rules of the Internal Revenue Service (“IRS”), the IRS assesses and collects underpayments of tax from the LLC instead of from each member. The LLC may be able to pass the adjustments through to its members by making a push-out election or, if eligible, by electing out of the centralized LLC audit rules.

The collection of tax from the LLC is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income tax on LLC income, regardless of who pays the tax or when it is paid, is attributed to the members. Any payment made by the Company as a result of an IRS examination will be treated as a distribution from the Company to the members in the financial statements.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standard Update (ASU) No. 2016-02, Leases (Topic 842). The FASB issued this Update to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. A lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Similarly, optional payments to purchase the underlying asset should be included in the measurement of lease assets and lease liabilities only if the lessee is reasonably certain to exercise that purchase option. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The Company adopted ASU 2016-02 effective January 1, 2022. (See Note 10).

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

Goodwill

The Company’s goodwill is derived from the acquisition of working interests in proved oil and gas properties that qualify for acquisition accounting treatment under the requirements of ASC Topic 805. Any excess of the purchase price over the fair value assigned to assets acquired and liabilities assumed is recorded as goodwill. Goodwill is considered to have an indefinite useful economic life and is not amortized, but tested for impairment annually or when events or circumstances indicate that the fair value of the asset has decreased below its carrying value. The Company follows ASC 350-20, which permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount by examining relevant events and circumstances which could have a negative impact on goodwill such as macroeconomic conditions, industry and market conditions, cost factors that have a negative effect on earnings and cash flows, overall financial performance, segment dispositions and acquisitions, and other relevant entity-specific events.

If the Company determines that it is more likely than not that the fair value of the Company or relevant reporting unit is less than the carrying amount, a two-step goodwill impairment test is performed. Fair value is determined using applicable market-related valuation models, including earnings multiples, discounted cash flows, and comparable asset market values. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value the Company, or reporting unit, with its carrying amount including goodwill. If the fair value of the Company or reporting unit exceeds its carrying amount, goodwill is not considered to be impaired, and the second step is not required. If necessary, the second step of the impairment test, used to measure the amount of impairment loss, compares the implied fair value of goodwill with the carrying amount of that goodwill. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to the excess.

After assessing the totality of events and circumstances for the qualitative impairment assessment at March 31, 2023 and December 31, 2022, the Company determined that performing the two-step goodwill impairment test was unnecessary. No goodwill impairment was recorded for the quarters ended March 31, 2023 and March 31, 2022.

Subsequent Events

The Company evaluates subsequent events for potential recognition and/or disclosure through the date the consolidated financial statements are available to be issued.

Note 2. Related Party Transactions

Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. FASB ASC Topic 850, Related Party Disclosures (ASC Topic 850) requires that transactions with related parties that would make a difference in decision making shall be disclosed so that users of the consolidated financial statements can evaluate their significance. Piedra Resources, LLC, EnCap Investments L.P. (and affiliates), Rock River Minerals, LP (Rock River), Piedra Energy IV, LLC (Piedra IV), Rock River Minerals IV, LP (Rock River IV) and members of Management Member are considered related parties under ASC Topic 850.

Certain members of Management Member are employees of the Company and are compensated based upon employment agreements. These agreements provide for a base salary, incentive compensation and health benefits.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

At March 31, 2023, the Company had net accounts receivable due from related parties of $57,848,446. The Management Services Agreement between Operating and Piedra Energy IV, LLC and Rock River Minerals IV, LP allows for an allocation of general and administrative expenses to Piedra IV and Rock River IV. During the quarter ended March 31, 2023, general and administrative expenses of $370,117 were allocated each to Piedra IV and Rock River IV. At March 31, 2023, the Company had accounts receivable from Piedra IV of $95,794,337 related to joint interest billings and accrued expenses for oil and gas operations, $3,894,925 for tubular goods and $3,608,387 related to the allocation and other expenses of Piedra IV paid on its behalf by Operating, net of revenue of $4,920,884 owed to Piedra IV for wells in which Piedra IV shares a working interest with Piedra Energy III which is included in accounts receivable – related parties on the consolidated balance sheet. At March 31, 2023, the Company had accounts payable to Rock River IV of $13,139,572 which represents loans of $12,500,000 (bearing interest at 6.5% and expected to be repaid in the near term) and accounts receivable of $639,572 related to the allocation and other expenses of Rock River IV paid on its behalf by Operating, which is netted in accounts receivable – related parties on the consolidated balance sheet.

The Management Services Agreement between Operating and Rock River allows for an allocation of general and administrative expenses to Rock River. During the quarter ended March 31, 2023, general and administrative expenses of $555,176 were allocated to Rock River. At March 31, 2023, the Company had accounts payable to Rock River related to the allocation and other expenses of Rock River paid on its behalf by Operating and unprocessed revenue of $7,843,193 which is netted in accounts receivable – related parties on the consolidated balance sheet. The Company also had accounts payable to Rock River of $19,544,586 related to borrowings to finance drilling activity and for the purchase of certain royalty interests in Andrews County, Texas from Rock River.

The Company charges a related party $11,668 each quarter for shared accounting and actual employee costs for asset management services.

At December 31, 2022, the Company had net accounts receivable due from related parties of $41,892,522. The Management Services Agreement between Operating and Piedra Energy IV, LLC and Rock River Minerals IV, LP allows for an allocation of general and administrative expenses to Piedra IV and Rock River IV. At December 31, 2022, the Company had accounts receivable from Piedra IV of $56,971,874 related to joint interest billings and accrued expenses for oil and gas operations and $7,220,706 related to the allocation and other expenses of Piedra IV paid on its behalf by Operating, which is included in accounts receivable – related parties on the consolidated balance sheet. At December 31, 2022, the Company had accounts payable to Rock River IV of $3,508,622 which represents loans of $4,500,000 (bearing interest at 6.5% and expected to be repaid in the near term) and accounts receivable of $991,378 related to the allocation and other expenses of Rock River IV paid on its behalf by Operating, which is netted in accounts receivable – related parties on the consolidated balance sheet.

The Management Services Agreement between Operating and Rock River allows for an allocation of general and administrative expenses to Rock River. At December 31, 2022, the Company had accounts payable to Rock River related to the allocation and other expenses of Rock River paid on its behalf by Operating and unprocessed revenue of $10,246,850 which is netted in accounts receivable – related parties on the consolidated balance sheet. The Company also had accounts payable to Rock River of $8,544,586 related to borrowings to finance drilling activity and for the purchase of certain royalty interests in Andrews County, Texas from Rock River.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

The Company had a note payable to a related party which is under common management control dated January 1, 2019 for leasehold improvements in the amount of $311,744. The note has been repaid as of December 31, 2022.

Note 3. Other Property and Equipment

Other property and equipment consists of the following at March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Computer hardware and software	$—	$6,165,224
Websites	—	112,324
Vehicles	—	315,541
Land	—	90,890
Leasehold improvements	—	382,158
Furniture and fixtures	—	147,280
Office equipment	—	41,572

	—	7,254,989
Less: accumulated depreciation	—	(6,437,846)

	$—	$817,143

Note 4. Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosure (ASC Topic 820), defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. ASC Topic 820 provides a framework for measuring fair value, establishes a three level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

The three-level fair value hierarchy for disclosure of fair value measurements defined by ASC Topic 820 is as follows:

Level 1 inputs – Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs – Inputs, other than quoted prices within Level 1, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 inputs – Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the quarters ended March 31, 2023 and March 31, 2022.

Fair Value Measurements on a Recurring Basis

Financial Instruments

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s commodity derivative instruments were carried at fair value on a recurring basis in the Company’s consolidated balance sheets. The Company uses certain pricing models to determine the fair value of its derivative financial instruments. Inputs to the pricing models include publicly available prices and forward price curves generated from a compilation of data gathered from third parties.

Company management validates the data provided by third parties by understanding the pricing models used, obtaining market values from other pricing sources, analyzing pricing data in certain situations and confirming that those securities trade in active markets. Assumed credit risk adjustments. based on published credit ratings and public bond yield spreads are applied to the Company’s commodity derivatives. The Company’s derivative instruments are subject to netting arrangements and qualify for net presentation in the consolidated balance sheets in those instances where such arrangements exist with the respective counterparty.

To ensure these derivative instruments are recorded at fair value, valuation adjustments may be required to reflect the creditworthiness of either party as well as market constraints on liquidity. Any such adjustment was not material as of March 31, 2023 and December 31, 2022.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

The following table presents the fair value hierarchy for those derivative instruments measured at fair value on a recurring basis as of March 31, 2023.

	Level 1	Level 2	Level 3	Total Fair Value March 31, 2023
Financial asset - current Commodity derivative price swap contracts	$—	$1,736,220	$—	$1,736,220

Financial asset - current Commodity derivative price option contracts	$—	$—	$—	$—

Total asset - current	$—	$1,736,220	$—	$1,736,220

Total financial asset	$—	$1,736,220	$—	$1,736,220

The following table presents the fair value hierarchy for those derivative instruments measured at fair value on a recurring basis as of December 31, 2022.

	Level 1	Level 2	Level 3	Total Fair Value December 31, 2022
Financial asset - current Commodity derivative price swap contracts	$—	$1,086,000	$—	$1,086,000

Financial asset - current Commodity derivative price option contracts	$—	$—	$—	$—

Total asset - current	$—	$1,086,000	$—	$1,086,000

Total financial asset	$—	$1,086,000	$—	$1,086,000

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

Fair Value Measurements on a Nonrecurring Basis

Business Combinations

For transactions that qualify as business combinations, the Company records the identifiable assets acquired and liabilities assumed at fair value at the date of acquisition. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and include estimates of future oil and gas production, commodity prices based on commodity futures price strips as of the date of the estimate, operating and development costs, and a risk-adjusted discount rate. Significant Level 3 assumptions associated with the calculation of discounted cash flows used in the determination of fair value of the acquisition include the Company’s estimate of future natural gas and crude oil prices, operating and development costs, anticipated production of proved reserves, appropriate risk-adjusted discount rates and other relevant data.

Asset Retirement Obligation

The asset retirement obligation estimates are derived from historical costs and management’s expectation of future cost environments and, therefore, the Company has designated these liabilities as Level 3 measurements. The significant inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs, well life, inflation and credit-adjusted risk free rate. See Note 5 for a reconciliation of the beginning and ending balances of the liability for the Company’s asset retirement obligations.

Note 5. Asset Retirement Obligations

The following are changes in the asset retirement obligation for the period indicated:

Balance, January 1, 2023	$12,038,651
Liability incurred upon acquiring and drilling wells	598,069
Accretion expense	137,947

Balance, March 31, 2023	$12,774,667

Based on the expected timing of settlement, all amounts are classified as non-current.

Note 6. State Margin Taxes

The Partnership follows the provisions of FASB ASC 740-10, Income Taxes, which provides for recognition of a deferred tax asset for deductible temporary differences, net of a valuation allowance, and recognition of a deferred tax liability for taxable temporary differences. The Partnership is not subject to federal income taxes.

The Partnership is subject to the Texas Margin Tax. The taxable margin on all income derived from operations in the State of Texas is taxed at a rate of 1%. The Partnership recognizes deferred tax assets and liabilities for temporary differences related primarily to IDC, which are capitalized for financial statement purposes and are deducted for Texas Margin Tax purposes.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

The provision for income taxes consists of deferred taxes and differs from amounts that would be calculated by applying state mandated rates on margin from income derived from operations in the State of Texas, due to the effect of various deductible and nondeductible items.

The provision for state margin taxes for the quarters ended March 31, 2023 and 2022 is $339,093 and $145,278, respectively.

The tax effect of temporary differences in the timing of IDC expense deductions of $321,257,876 and $276,045,434 gives rise to significant portions of the deferred tax liability at March 31, 2023 and December 31, 2022, respectively.

Note 7. Derivative Financial Instruments

In accordance with the credit agreement for the Revolving Credit Facility, the Company uses derivative financial instruments to limit its crude oil price exposure.

It is the Company’s policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive.

The Company is exposed to certain risks relating to its ongoing business operations, such as commodity price risk. Derivative contracts are utilized to economically hedge the Company’s exposure to price fluctuations and reduce the variability in the Company’s cash flows associated with anticipated sales of future oil and natural gas production. The Company follows FASB ASC Topic 815, Derivatives and Hedging (ASC Topic 815), to account for its derivative financial instruments.

The Company’s crude oil and natural gas derivative positions consist of options and swaps. The Company has elected not to designate any of its derivative contracts for hedge accounting. Accordingly, the Company records the net change in the mark-to-market valuation of these derivative contracts, as well as all payments and receipts on settled derivative contracts, in net realized and unrealized gain (loss) on commodity price hedging contracts on the consolidated statements of operations. All derivative contracts are recorded at fair market value and included in the consolidated balance sheet as assets or liabilities.

The Company may have multiple hedge positions that span a several-month time period and result in fair value asset and liability positions. At the end of the reporting periods, those positions are offset to a single fair value asset or liability for each commodity and the netted balance is reflected in the consolidated balance sheets as an asset or liability.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

During 2022 and 2023 the Company entered into a series of crude oil swaps. The following tables reflect the components of the netted balance in the consolidated balance sheets as of March 31, 2023 and December 31, 2022:

March 31, 2023
Derivatives not designated as hedging contracts	Balance Sheet Location	Gross Recognized Asset	Gross Amounts Offset	Net Recognized Asset
Commodity Swaps	Derivative asset - current	$2,672,990	$(936,770)	$1,736,220

December 31, 2022
Derivatives not designated as hedging contracts	Balance Sheet Location	Gross Recognized Asset	Gross Amounts Offset	Net Recognized Asset
Commodity Swaps	Derivative asset -current	$2,726,730	$(1,640,730)	$1,086,000

The following tables summarize the location and amounts of the Company’s realized and unrealized gains and losses on derivative contracts in the Company’s consolidated statement of operations for the quarters ended March 31, 2023 and 2022:

March 31, 2023
Derivatives not designated as hedging contracts	Consolidated Statement of Operations Location	Loss Recognized
Realized loss on commodity contracts	Realized loss on derivative contracts, net	$—
Unrealized gain on commodity contracts	Realized gain on derivative contracts, net	$650,220

March 31, 2022
Derivatives not designated as hedging contracts	Consolidated Statement of Operations Location	Loss Recognized
Realized loss on commodity contracts	Realized loss on derivative contracts, net	$(2,875,249)
Unrealized loss on commodity contracts	Realized loss on derivative contracts, net	$(6,854,054)

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

The periods covered, notional amounts, fixed price and related commodity pricing index of the Company’s outstanding crude oil derivative contracts as of March 31, 2023 are set forth in the tables below:

Period	Type of Contract	Index	Volume BBls	Strike Price
April 2023-December 2023	Swap	NYMEX WTI CMA	394,000	$100.00
April 2023-December 2023	Swap	NYMEX WTI CMA	394,000	$68.00
February 2024-June 2024	Swap	NYMEX WTI CMA	152,000	$60.00
February 2024-June 2024	Swap	NYMEX WTI CMA	152,000	$92.00

Note 8. Bank Credit Facility

The Company entered into a bank credit facility on June 29, 2022. Pursuant to the credit agreement, from time to time, the Company may borrow the lesser of the available borrowing base, as determined by the credit agreement, or $500 million, which is the maximum borrowing capacity of the bank credit facility. The outstanding balance is $100 million at December 31, 2022 which is due at maturity on June 29, 2026. The bank credit facility is secured by substantially all of the Company’s oil and gas properties. There are no letters of credit outstanding under the bank credit facility at March 31, 2023 or December 31, 2022.

The Company may elect that borrowings be comprised of any combination of adjusted base rate (ABR) loans or adjusted SOFR rate loans. The Company pays interest on the unpaid principal amount of each loan until such principal amount is repaid in full. Interest on the loans is determined as follows:

•

with respect to ABR loans, the adjusted base rate equals the U.S. Prime Rate as published by The Wall Street Journal, plus an applicable margin ranging from and including 0.5% and 1.25% per annum, determined by the percentage of the borrowing base then in effect that is drawn, or

•

with respect to any adjusted SOFR rate loans, one-, two-, three- or six-month SOFR plus the SOFR Spread ranging from and including 2.00% and 3.00% per annum, determined by the percentage of the borrowing base then in effect that is drawn.

Interest expense related to the bank credit facility for the quarters ended March 31, 2023 and March 31, 2022 was $651,059 and $183,889, respectively. The effective interest rate at March 31, 2023 and December 31, 2022 was 7.655% and 4.25% respectively.

Note 9. Significant Concentrations

As of and for the quarters ended March 31, 2023 and 2022, all the Company’s sales and accounts receivable – oil and gas sales were related to oil and gas production in the oil and gas industry. This concentration may impact the Company’s business risk, either positively or negatively, in that commodity prices, customers and suppliers may be similarly affected by changes in economic, political or other conditions related to the industry. The Company’s revenues are all from oil and gas production in the Permian Basin of West Texas which exposes the Company to geographic risk in the event that there are changes in this region. The Company sold production comprising 90% and 96% of oil and gas receivables and revenues to four and three third-party purchasers as of and for the quarters ended March 31, 2023 and March 31, 2022, respectively. The Company does not believe that the loss of a purchaser would have an adverse effect on its ability to sell its crude oil and natural gas production due to the competitive nature of the oil and gas industry and availability of marketing alternatives.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

The Company regularly maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses with respect to the related risks to cash and cash equivalents and does not believe its exposure to such risk is more than nominal.

Note 10. Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on the Company’s financial position or results of operations. The Company had no legal matters requiring specific disclosure or recognition of a liability as of March 31, 2023 and December 31, 2022.

Environmental

The Company is subject to extensive federal, state and local environmental laws and regulations which may materially affect its operations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company.

No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto. The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

Operating Leases

The Company leases 11,015 square feet of office space from a third party for corporate office space. The lease includes an option to renew and is a 36-month lease beginning March 1, 2022 that expires in February, 2026.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities on the consolidated balance sheet. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities on the consolidated balance sheet.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The balance sheet classification of lease assets and liabilities was as follows at March 31, 2023 and December 31 , 2022:

	2023	2022
Assets
Operating lease right-of-use asset, beginning balance	$852,522	$1,045,284
Amortization of right-of-use assets	(60,242)	(192,762)
Distribution, see Note 12	(792,280)	—

Total operating lease right-of-use asset	—	852,522

Liabilities
Operating lease liability, current	—	239,869
Operating lease liability, long-term	—	622,979

Total lease liabilities	$—	$862,848

Future minimum lease payments under non-cancellable leases are as follows:

Year ending March 31,	Operating Leases
2023	$295,340
2024	—
2025	—
2026	—

Total future lease payments	295,340
Less: imputed interest	(68,372)
Distribution to new entity	(226,968)

Total	$—

Net cash paid for operating and finance leases for the quarters ended March 31, 2023 and 2022 was $74,351 and $72,286, respectively, and is included in general and administrative expenses.

Piedra Energy III, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 11. Defined Contribution Plan

The Company sponsors a 401(k) defined contribution plan for the benefit of all employees through Insperity. The plan is intended to provide participating employees with benefits upon retirement, in compliance with the Internal Revenue Code. Employees could contribute up to $22,500 and $20,500, with an additional “catch up” amount of $6,500 for employees over 50 years of age or older for the quarters of March 31, 2023 and 2022, respectively. The Company matches employee contributions 100%, up to 3% of total compensation, and 50%, up to 5% of total compensation and has contributed $40,681 and $34,599 for the quarters ended March 31, 2023 and 2022, respectively. Employee contributions are fully vested at all times.

Note 12. Members’ Equity Accounts

Capital contributions will be based on capital calls, to be determined by the board of managers. Contribution requests to the Members will be based on their commitment and any items in nature of income or gain will be applied to the Members’ capital accounts in accordance with their earnings interest, as defined by the Agreement.

The Company has three classes of members’ equity, Classes A, B and C Units. Class A and B Units have all the rights, privileges, preferences and obligations provided for in the Agreement, which are consistent with an ordinary equity ownership interest. Class A Units are a class of up to 1,880,000 membership interests to be issued to EnCap. Class B Units are a class of up to 120,000 membership interests to be issued to the Management Member. The purchase price per each Class A and Class B Units is $100. At March 31, 2023 and December 31, 2022, EnCap has purchased 1,099,796 Class A Units for a total of $109,979,573 and Management Member has purchased 46,583 Class B Units for a total of $4,238,271. The Members have also contributed mineral interests of $7,577,111 to the Company. Class C units do not have voting rights and holders are not required to make any form of contribution to the Company. Class C unit holders do not have a risk of loss and will only be entitled to share in distributions and allocations if and to the extent the Board of Managers makes such distribution and applicable thresholds have been met. As such, the Class C units are treated as a profit-sharing arrangement accounted for under FASB ASC Topic 710, Compensation – General, which will be expensed to compensation as declared.

Effective March 30, 2023, the Company signed an Omnibus Agreement wherein the Company created Piedra Operating II, LLC (Operating II). As part of this agreement, fixed assets and a lease agreement for office space owned by Operating were contributed to Operating II. Immediately following this transaction, the interests in Operating II were distributed.

Note 13. Subsequent Events

The Company has evaluated subsequent events for potential recognition and/or disclosure through May 4, 2023, the date the consolidated financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events other than the following:

•

The Company is party to a Stock Purchase Agreement with Ovintiv effective January 1, 2023 whereby Ovintiv will acquire all outstanding Class A and B Units of the Company. The transaction is expected to close on or before June 30, 2023.